Exhibit 99.1
Contact:
Ed Dickinson
Chief Financial Officer, 636.916.2150
FOR IMMEDIATE RELEASE
LMI AEROSPACE ANNOUNCES RESULTS FOR
THE FOURTH QUARTER AND FULL-YEAR 2009
          ST. LOUIS, March 9, 2010 – LMI Aerospace, Inc. (NASDAQ: LMIA), a leading provider of design engineering services, structural components, assemblies and kits to the aerospace, defense and technology industries, today announced financial results for the fourth quarter and full-year 2009.
Highlights
•	Free cash flow of $10.2 million for the fourth quarter and $18.5 million for the full-year 2009.

•	Net income for the fourth quarter 2009 includes an after tax non-cash goodwill impairment charge related to Tempco Engineering of $2.1 million, reducing diluted earnings per share by $0.19.

•	Gross profit as a percentage of sales for the Aerostructures segment for the fourth quarter of 2009, after excluding $600,000 of unusual charges related to inventory valuation and obsolescence and insurance reserves, was 25.4 percent. Gross profit for the Engineering Services segment was 20.6 percent for the quarter.

•	Guidance for 2010 has been updated.
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LMI Aerospace Announces 2009
Fourth Quarter and Full-Year Results

Fourth Quarter Results
          Net sales for the fourth quarter of 2009 increased 6.5 percent to $55.6 million compared to $52.2 million in the fourth quarter of 2008. Net income for the fourth quarter of 2009 was $804,000, or $0.07 per share, compared to $585,000, or $0.05 per share, in the fourth quarter of 2008. The fourth quarter of 2009 includes a pretax impairment charge of $3.4 million related to the company’s Tempco Engineering subsidiary. Excluding this charge, net income would have been $2.9 million, or $0.26 per share. The fourth quarter of 2008 also included a pretax impairment charge related to the Tempco Engineering subsidiary of $2.3 million. Excluding the charge, net income would have been $2.0 million, or $0.18 per share.
          For the full-year 2009, net sales were $241.2 million versus $239.5 million the prior year. Net income after the above impairment charges was $0.90 per share in 2009 compared to $1.35 in 2008.
          “The fourth quarter of 2008 was marked by a dramatic decline in global economic output and a strike at Boeing, with both events causing increased inventories at our manufacturing and distribution plants,” said Ronald S. Saks, Chief Executive Officer of LMI Aerospace. “We set a goal to reduce our inventories by 20 percent and to generate free cash flow of $15 million to $20 million, because our customers were beginning to substantially reduce their inventories and the threat of reduced production rates at several of our key customers increased concerns about liquidity. As the year progressed, we experienced reductions in production rates of several corporate jet models, orders for 767 winglet retrofits were pushed out to future years, inventory destocking at most of our major customers also caused order deferrals, and engineering projects suffered delays and cancellations. In addition, weakness of demand for our products sold to the semiconductor industry caused revenues for one major customer of our Tempco Engineering plant to decline by 80 percent.
          “As a result, our revenue and net earnings for 2009 did not meet our early expectations,” Saks added. “However, our Engineering Services segment was able to scale its operations and improve gross profit margins despite a 9.2 percent reduction in
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LMI Aerospace Announces 2009
Fourth Quarter and Full-Year Results

net sales for the year. In addition, our free cash flow goals were met, resulting in a substantial reduction in debt, despite a $10 million investment in an acquisition in January 2009. We have entered 2010 with a strong balance sheet, poised to take advantage of opportunities to invest in design-build programs and to make strategic acquisitions.”
          Net sales for the Aerostructures segment for the fourth quarters of 2009 and 2008 were as follows:

	Q4	% of	Q4	% of
Category	2009	Total	2008	Total
		($ in millions)
Corporate and regional aircraft	$10.8	28.6%	$13.5	41.4%
Large commercial aircraft	16.7	44.2%	9.4	28.8%
Military	8.1	21.4%	7.8	23.9%
Other	2.2	5.8%	1.9	5.9%

Total	$37.8	100.0%	$32.6	100.0%

          Included in the large commercial aircraft category is $5.6 million in 2009 and $1.3 million in 2008 of revenue from Boeing 767 wing modification kits that are for in-service aircraft.
          Net sales for the Engineering Services segment for the fourth quarters of 2009 and 2008 were as follows:

	Q4	% of	Q4	% of
Category	2009	Total	2008	Total
		($ in millions)
Corporate and regional aircraft	$3.6	20.1%	$5.1	25.7%
Large commercial aircraft	6.1	34.1%	9.9	50.0%
Military	8.0	44.7%	3.8	19.2%
Tooling and other	0.2	1.1%	1.0	5.1%

Total	$17.9	100.0%	$19.8	100.0%

          Gross profit for fourth quarter of 2009 was $12.7 million, or 22.8 percent of net sales, compared to $11.9 million, or 22.9 percent of net sales, in the prior year quarter. The Aerostructures segment generated gross profits of $9.0 million, or 23.7 percent of net
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LMI Aerospace Announces 2009
Fourth Quarter and Full-Year Results

sales in the fourth quarter of 2009 versus $8.2 million, or 25.2 percent of net sales in the fourth quarter of 2008. The current year quarter was negatively impacted by inventory valuation and obsolescence adjustments and increased insurance reserves. The fourth quarter of 2008 results were reduced by the impact of the Boeing strike and by inventory destocking at some military sector customers. Gross profit for the Engineering Services segment was $3.7 million, or 20.7 percent of sales, for the quarter ended December 31, 2009, compared to $3.7 million, or 18.7 percent of net sales, for the prior year quarter.
          Selling, general and administrative expenses (SG&A), excluding the impact of goodwill impairments, were $7.8 million, or 13.9 percent of net sales, for the fourth quarter of 2009, down from $8.4 million, or 16.1 percent for the year ago quarter. SG&A for the Aerostructures segment was $6.0 million in the fourth quarter of 2009 compared to $6.3 million in the fourth quarter of 2008. The prior year quarter included a $288,000 write-off of intangibles for the discontinued Technical Change Associates business. The Engineering Services segment had SG&A of $1.7 million in the fourth quarter of 2009, down from $2.2 million in the prior year.
          The sum of the non-cash goodwill impairment charges impacting the fourth quarters of both 2009 and 2008 represent all of the goodwill associated with the Tempco Engineering acquisition. The company reassessed its expectations for Tempco in light of the dramatic downturn in semiconductor equipment demand, which has continued into 2010. This led the company to determine that the value of the business was insufficient to support the carrying value of the goodwill. Tempco is now under new management and the company expects it to be profitable in 2010.
          Net interest expense was $345,000 in the fourth quarter of 2009, down from $449,000 the prior year due to lower average debt levels and the continued favorable interest rate environment. The effective income tax rate for the last quarter of 2009 was 36.5 percent compared to 25.7 percent in the year-ago quarter.
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LMI Aerospace Announces 2009
Fourth Quarter and Full-Year Results

          Free cash flow in the fourth quarter was $10.2 million, benefiting from a $4.9 million reduction in inventories. The prior year reflected a free cash flow loss of $2.6 million as the company built $9.6 million in inventories while managing the impact of the Boeing strike and customer inventory reduction programs. The company generated free cash flow for the full-year 2009 of $18.5 million, reducing its revolving line of credit to $17 million at the end of the year. Cash flow has continued to be strong in early 2010 and outstanding debt levels have currently reduced to approximately $10 million.
          Backlog at December 31, 2009, was $219 million compared to $250 million at the end of 2008. This drop is primarily related to the 2009 shipments of 767 wing modification kits against a 300 ship set backlog and lower demand expectations for large cabin corporate aircraft following the rate reduction at Gulfstream early in 2009.
Outlook for 2010
          The company also updated its guidance for 2010. On a consolidated basis, the company expects revenue to range between $245 million and $260 million. Gross profit is expected to be between 22.4 percent and 24.2 percent with SG&A ranging from $31.3 million to $33.8 million. Net interest expense is expected to be between $650,000 and $850,000 for the year and the effective tax rate is expected to continue at 36.5 percent. Capital expenditures are planned to be approximately $8 million. The expectations for each segment are as follows:
Aerostructures
•	Net sales of between $175 million and $185 million

•	Gross profit of between 24.5 percent and 26.5 percent

•	SG&A of between $25 million and $27 million
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LMI Aerospace Announces 2009
Fourth Quarter and Full-Year Results

          The reduction in revenue expectations is a result of the deferral of about 30 Boeing 767 wing modification kits to later years and the cancellation of a portion of a kitting program on the Boeing 747-8. The 747-8 portion cancelled was for about $4 million of purchased items, which had modest markups in price. The increase in gross profit results from the company’s expectation that inventory destocking has abated and current demand has stabilized, with margins also improving as production demand now matches expected sales.
Engineering Services
•	Net sales of between $70 million and $75 million

•	Gross profit of between 17.0 percent and 18.5 percent

•	SG&A of between $6.3 million and $6.8 million
          Expected improvements result from our Engineering Services segment having shown an ability to scale operations and reduce administrative costs in 2009.
          “We enter 2010 prepared to execute our strategy of providing unique integrated solutions to our aerospace customers through the use of creative and value-driven engineering and manufacturing processes, effectively managed throughout the product lifecycle,” Saks said. “We intend to grow our legacy design and manufacturing segments in coming years through acquisitions and organic growth in domestic and global markets, utilizing our strong balance sheet to invest in new programs and to expand both engineering and manufacturing into low-cost locations in order to meet the continuing pricing pressures faced by our customers.
          “We are realistic about the threats our global economy still faces and recognize the possibility that some of our markets may experience reduced demand in 2011 and 2012. Our dedication to diversification of the markets from which we generate revenue, and our detailed operations and execution plans in both segments are designed to improve our relationships with our customers by performing at very high levels and partnering with them to reduce the cost of our products and services. We remain optimistic that the
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LMI Aerospace Announces 2009
Fourth Quarter and Full-Year Results

aerospace and defense industry will grow in coming years, and we will continue to support our key customers over the long term,” Saks concluded.
          LMI Aerospace, Inc. is a leading provider of design engineering services, structural components, assemblies and kits to the aerospace, defense and technology industries. Through its Aerostructures segment, the company primarily fabricates machines, finishes and integrates formed, close-tolerance aluminum and specialty alloy components and sheet-metal products, for large commercial, corporate and military aircraft. It manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers. Through its Engineering Services segment, operated by its D3 Technologies, Inc subsidiary, the company provides a complete range of design, engineering and program management services, supporting aircraft lifecycles from conceptual design, analysis and certification through production support, fleet support and service-life extensions.
          This news release includes forward-looking statements related to LMI Aerospace, Inc.’s outlook for 2010, which are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result of, among other things, the factors detailed from time to time in LMI Aerospace, Inc.’s filings with the Securities and Exchange Commission. Please refer to the Risk Factors contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2009, and any risk factors set forth in our other subsequent filings with the Securities and Exchange Commission.
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LMI Aerospace Announces 2009
Fourth Quarter and Full-Year Results

LMI Aerospace, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)

	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$31	$29
Trade accounts receivable, net of allowance of $279 and $304 at December 31, 2009 and 2008, respectively	35,469	26,887
Inventories, net	45,703	62,393
Prepaid expenses and other current assets	2,849	2,501
Deferred income taxes	3,799	3,519

Total current assets	87,851	95,329

Property, plant and equipment, net	19,322	20,103
Goodwill	49,102	46,258
Intangible assets, net	22,965	17,861
Other assets	977	1,167

Total assets	$180,217	$180,718

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$7,778	$12,363
Accrued expenses	8,089	9,936
Short-term deferred gain on sale of real estate	233	233
Current installments of long-term debt and capital lease obligations	326	498

Total current liabilities	16,426	23,030

Long-term deferred gain on sale of real estate	3,307	3,540
Long-term debt and capital lease obligations, less current installments	17,210	25,536
Deferred income taxes	7,546	5,812
Other long-term liabilities	1,235	—

Total long-term liabilities	29,298	34,888

Shareholders’ equity:
Common stock, $0.02 par value per share; 28,000,000 authorized shares; issued 11,996,389 shares and 11,926,309 shares at December 31, 2009 and 2008, respectively	240	239
Preferred stock, $0.02 par value per share; 2,000,000 authorized shares; none issued at December 31, 2009 and 2008	—	—
Additional paid-in capital	71,375	69,855

Treasury stock, at cost, 359,188 shares and 364,088 shares at December 31, 2009 and 2008, respectively	(1,704)	(1,727)
Retained earnings	64,582	54,433

Total shareholders’ equity	134,493	122,800

Total liabilities and shareholders’ equity	$180,217	$180,718

See accompanying notes to consolidated financial statements.
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LMI Aerospace Announces 2009
Fourth Quarter and Full-Year Results

LMI Aerospace, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Sales and service revenue
Product sales	$37,049	$32,601	$157,838	$149,267
Service revenues	18,567	19,599	83,358	90,195

Net sales	55,616	52,200	241,196	239,462

Cost of sales and service revenue
Cost of product sales	25,443	24,231	117,999	105,425
Cost of service revenues	17,499	16,031	70,246	72,922

Cost of sales	42,942	40,262	188,245	178,347

Gross profit	12,674	11,938	52,951	61,115

Selling, general and administrative expenses	7,751	8,414	31,678	33,128
Impairment of goodwill	3,350	2,303	3,350	2,303
Severance and restructuring	—		312	—

Income from operations	1,573	1,221	17,611	25,684

Other income (expense):
Interest expense, net	(345)	(449)	(1,623)	(1,815)
Other, net	37	15	10	10

Total other expense	(308)	(434)	(1,613)	(1,805)

Income before income taxes	1,265	787	15,998	23,879
Provision for income taxes	461	202	5,843	8,611

Net income	$804	$585	$10,155	$15,268

Amounts per common share:
Net income per common share	$0.07	$0.05	$0.90	$1.36

Net income per common share, assuming dilution	$0.07	$0.05	$0.90	$1.35

Weighted average common shares outstanding	11,330,935	11,245,389	11,305,231	11,198,610

Weighted average dilutive common shares outstanding	11,390,803	11,290,321	11,341,312	11,301,382

See accompanying notes to consolidated financial statements.
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LMI Aerospace Announces 2009
Fourth Quarter and Full-Year Results

LMI Aerospace, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands, except share and per share data)

	Year Ended December 31,
	2009	2008	2007
Operating activities:
Net income	$10,155	$15,268	$13,157
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,537	6,977	4,608
Impairment of goodwill	3,350	2,303	—
Charges for inventory obsolescence and valuation	1,940	1,217	874
Restricted stock compensation	1,672	2,210	1,084
Deferred tax (benefit) provision	(1,224)	(1,034)	526
Other noncash items	(123)	(291)	98
Changes in operating assets and liabilities, net of acquired businesses:
Trade accounts receivable	(7,971)	2,658	(6,586)
Inventories	15,037	(22,670)	(7,858)
Prepaid expenses and other assets	(91)	215	(1,126)
Current income taxes	21	281	(39)
Accounts payable	(4,768)	1,682	20
Accrued expenses	(3,118)	177	(1,592)

Net cash provided by operating activities	22,417	8,993	3,166
Investing activities:
Additions to property, plant and equipment	(3,938)	(8,055)	(6,570)
Proceeds from matured debt securities	—	—	2,243
Proceeds from sale of real estate	—	—	5,920
Proceeds from sale of equipment	123	2,467	1,703
Acquisitions, net of cash acquired	(9,990)	—	(59,092)
Other, net	(48)	(279)	(259)

Net cash used by investing activities	(13,853)	(5,867)	(56,055)
Financing activities:
Proceeds from issuance of debt	—	74	902
Principal payments on long-term debt and notes payable	(498)	(808)	(452)
Advances on revolving line of credit	43,819	64,717	48,218
Payments on revolving line of credit	(51,819)	(67,751)	(20,184)
Other, net	(64)	589	76

Net cash (used) provided by financing activities	(8,562)	(3,179)	28,560
Net increase (decrease) in cash and cash equivalents	2	(53)	(24,329)
Cash and cash equivalents, beginning of year	29	82	24,411

Cash and cash equivalents, end of year	$31	$29	$82

Supplemental disclosures of cash flow information:
Interest paid	$1,518	$1,675	$1,200

Income taxes paid, net of refund received	$6,950	$8,449	$7,091

See accompanying notes to consolidated financial statements.
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LMI Aerospace Announces 2009
Fourth Quarter and Full-Year Results

LMI Aerospace, Inc.
Selected Non-GAAP Disclosures
(Amounts in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Non-GAAP Financial Information
Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)(1):

Net Income	$(1,814)	$(7,706)	$7,537	$6,977

Income tax expense	461	202	5,843	8,611
Interest expense	345	449	1,623	1,815
Other expenses	(37)	(15)	(10)	(10)
Depreciation and amortization	1,970	2,027	7,537	6,977
Impairment of goodwill	3,350	2,303	3,350	2,303
Stock based compensation	382	474	1,672	2,210
Severance and restructuring costs	—	—	312	—
Acquisition costs	—	—	239	—
TCA wind-up costs	—	—	249	—

Adjusted EBITDA	$4,657	$(2,266)	$28,352	$28,883

Free Cash Flow (2):

Net cash provided by operating activities	$11,481	$(621)	$22,417	$8,993
Less:
Capital expenditures	(1,290)	(1,994)	(3,938)	(8,055)

Free cash flow	$10,191	$(2,615)	$18,479	$938

1.	We believe Adjusted EBITDA is a measure important to many investors as an indication of operating performance by the business. We feel this measure provides additional transparency to investors that augments, but does not replace the GAAP reporting of net income and provides a good comparative measure. Adjusted EBITDA is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of net income.

2.	We believe Free Cash Flow is a measure of the operating cash flow of the Company that is useful to investors. Free Cash Flow is a measure of cash generated by the Company for such purposes as repaying debt or funding acquisitions. Free Cash Flow is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of cash generated (used) by operating activities.
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